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                                                                   EXHIBIT 12-27

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                             Nine                  Year Ended December 31
                                                            Months      --------------------------------------------
                                                             Ended
                                                            9/30/00         1999             1998             1997
                                                            -------         ----             ----             ----
                                                                       (Millions, except for ratio)
Net income.............................................   $       264    $       434      $       418     $       417
                                                          -----------    -----------      -----------     -----------

Taxes based on income:
   Income taxes........................................           118            211              260             288
   Municipal and state.................................             2              3                3               4
                                                           ----------    -----------      -----------     -----------
     Total taxes based on income.......................           120            214              263             292
                                                           ----------    -----------      -----------     -----------

Fixed charges:
   Interest expense....................................           209            284              278             282
   Allowance for funds used during
     construction......................................             -              4                -               -
   Interest factor of rents............................            26             34               34              34
                                                           ----------    -----------      -----------     -----------
     Total fixed charges...............................           235            322              312             316
                                                           ==========    ===========      ===========     ===========

Earnings before taxes based on income
   and fixed charges...................................   $       619    $       970      $       933     $     1,025
                                                          ===========    ===========      ===========     ===========

Ratio of earnings to fixed charges                               2.63           3.01             3.18            3.24
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